UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2011

FIRST UNITED ETHANOL, LLC
 (Exact name of registrant as specified in its charter)

Georgia	000-53039	20-2497196
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4433 Lewis B. Collins Road, Pelham, Georgia	31779
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 522-2822

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On January 19, 2011, Southwest Georgia Ethanol, LLC (“SWGE”), a wholly owned subsidiary of First United Ethanol, LLC (the “Company”), received a written notice (the “Notice”) from WestLB AG, New York Branch (“WestLB”), the servicing agent for the loans evidenced by SWGE’s loan agreements and related documents with its lenders (“Lenders”). The primary loan agreement is the Senior Credit Agreement (the “Loan Agreement”) dated November 20, 2007. The Loan Agreement initially provided SWGE with a construction loan of approximately $100 million, which was subsequently converted to term loan, and a $15 million working capital loan (the “Loans”). The Loan Agreement and its amendments contain various covenants and restrictions with which SWGE is obligated to comply. The Loans are secured by a mortgage and security interest granted by SWGE in favor of the Lenders in all of SWGE’s real property and personal property. Pursuant to a Pledge and Security Agreement also dated November 20, 2007, the Company pledged its equity interest in SWGE to the Lenders as additional collateral for the Loans to SWGE.

The Notice provides that SWGE is out of compliance with the terms of the Loan Agreement due to the fact that the audited financial statements provided by SWGE and the Company to WestLB for the fiscal year ended September 30, 2010 included a “going concern” qualification. The issuance of an audit opinion containing a “going concern” qualification is a violation of Section 7.03 of the Loan Agreement. Section 8.01 of the Loan Agreement provides that this violation of the Loan Agreement covenants will constitute an event of default if it continues un-remedied for a period of 30 days.

The Notice advises, and the Loan Agreement provides, that upon the occurrence of an event of default, the Lenders may exercise a variety of remedies afforded to the Lenders under the Loan Agreement or by applicable law or equity, including without limitation, acceleration of the due date of the unpaid principal balance of the notes evidencing the Loans and all accrued but unpaid interest thereon. Further, according to the mortgage and security agreement, the Lender may, during an event of default and in accordance with applicable law, foreclose its mortgage on SWGE’s real estate and its security interest in the Company’s personal property and exercise any other remedies provided therein.

The Notice suggests that WestLB will defer further action regarding SWGE’s Loan Agreement compliance. WestLB has not accelerated payment of SWGE’s Loans. The Company and SWGE have been in communication with WestLB and are in the process of addressing WestLB’s concerns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC

January 24, 2011	/s/ Murray Campbell

Date	Murray L. Campbell, Chief Executive Officer